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                                                                Exhibit 10.22

May 15, 2000


Mr. William Rasmussen
Transgenomic Inc
5600 S 42 St
Omaha, NE 68107


Dear Bill:

First National Bank of Omaha officially waives Transgenomic's non-compliance with the following covenants as defined in the Loan Agreement dated March 8, 2000, as amended from time to time, as of the company's quarterly statement dated March 31, 2000:

     1. Covenant requiring Borrower to maintain a maximum Debt to Tangible Net Worth of not more than 1.5:1.0. As of 3-31-2000 the company's Debt to Tangible Net Worth was 1.87:1.0.

     2. Covenant requiring Borrower to maintain a minimum Working Capital of $3,000,000. As of 3-31-2000 the Borrower's Working Capital was $2,643,493.

     3. Covenant requiring Borrower to maintain Borrowing Base in excess of balance due Bank. The Borrower exceeded the Borrowing Base by $295,431.

This waiver is based on the Borrower's internally prepared March 31, 2000 balance sheet and operating statement. This letter does NOT waive Borrower's obligation to perform any other covenants or requirements contained in the said Loan Agreement, nor does it constitute a waiver of the above covenants for any future date. The above waiver is limited to the compliance measured as to the above covenants, as of March 31, 2000.

Sincerely,


/s/ Mark McMillan
Vice President